Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$395,000	$53.88

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated March 28, 2013

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012

and Equity Index Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc.
$395,000
Return Enhanced Notes Linked to the Hang Seng® China Enterprises Index (“HSCEI”) and the Deliverable Chinese Renminbi (“USDCNH”) Relative to the U.S. Dollar, due April 16, 2014 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset and the Reference Currency described below.
•	Although the offering relates to a Reference Asset and a Reference Currency, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset, any component security included in the Reference Asset or to the Reference Currency, or as to the suitability of an investment in the Notes.
•	The Issuer has not undertaken any independent review of, or made any due diligence inquiry with respect to, publicly available information regarding the Reference Asset or the Reference Currency.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing April 16, 2014.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The Hang Seng® China Enterprises Index (“HSCEI”)
Reference Currency:	Deliverable Chinese Renminbi per one U.S. Dollar (“USDCNH”)
Principal Amount:	$1,000 per Note
Trade Date:	March 28, 2013
Pricing Date:	March 28, 2013
Original Issue Date:	April 3, 2013
Valuation Dates:	April 7, 2014, April 8, 2014, April 9, 2014, April 10, 2014 and April 11, 2014 (the “Final Valuation Date”), subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	April 16, 2014. The Maturity Date is subject to further adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	For each Note, the Cash Settlement Value.
Cash Settlement Value:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Average Composite Return (as described below):
If the Average Composite Return is greater than or equal to 1.00, you will receive an amount equal to 100.00% of the Principal Amount plus the lesser of: (i) product of (a) the Principal Amount multiplied by (b) the Average Composite Return minus 1 multiplied by (c) the Upside Participation Rate; and (ii) the product of (a) the Principal Amount multiplied by (b) the Maximum Return.
If the Average Composite Return is less than 1.00, at maturity you will receive an amount equal to the Principal Amount plus the product of (a) the Principal Amount multiplied by (b) the Average Composite Return minus 1. In this case, you will lose 1.00% of the Principal Amount for every 1.00% that the Average Composite Return is less than one. This means that if the Average Composite Return is zero, you will lose your entire investment.
Upside Participation Rate:	200.00%
Maximum Return:	35.00%
Average Composite Return:	The arithmetic average of the Composite Return on each of the Valuation Dates.
Composite Return:	For each Valuation Date, the product of (a) the Reference Asset Return and (b) the Currency Return.
Reference Asset Return:	On each Valuation Date, the quotient, expressed as a percentage, calculated as follows:
Final Level
Initial Level
Initial Level:	10,896.22, which was the Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset determined by the Calculation Agent on the applicable Valuation Date.
Official Closing Level:	The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the level displayed on Bloomberg Professional® service page “HSCEI <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Currency Return:	On each Valuation Date, the quotient, expressed as a percentage, calculated as follows:
Final Spot Rate
Initial Spot Rate
Initial Spot Rate:	One divided by the Spot Rate of 6.2083, as determined by the Calculation Agent in its sole discretion on the Pricing Date.
Final Spot Rate:	One divided by the Spot Rate, as determined by the Calculation Agent in its sole discretion on the applicable Valuation Dates.
Spot Rate:	The U.S. Dollar/Deliverable Chinese Renminbi exchange rate determined by Reuters, expressed as the number of Deliverable Chinese Renminbi per one U.S. Dollar, for settlement on the same day, as reported on Reuters page “HSBCFIX01”, or any successor page, at 2:00 p.m., Hong Kong time, on the date of calculation. The Spot Rate is subject to the provisions set forth under “Currency Disruption Events” in this pricing supplement. The Spot Rate shall be calculated to the fourth or fifth decimal place, as reported on the applicable Reuters page.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40432XD81/US40432XD813
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 8 of this document and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10	$990
Total	$395,000	$3,950	$391,050

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

March 28, 2013

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset and the Reference Currency identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset and the Reference Currency. Although the Note offering relates only to the Reference Asset and the Reference Currency identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset, any securities comprising the Reference Asset, or to the Reference Currency or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Equity Index Underlying Supplement at: www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

•	The prospectus supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

•	The prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Summary

The four charts below provide a summary of the Notes, including Note characteristics and risk considerations as well as an illustrative diagram and table reflecting hypothetical returns at maturity.  These charts should be reviewed together with the disclosure regarding the Notes contained in this pricing supplement as well as in the accompanying Equity Index Underlying Supplement, prospectus and prospectus supplement.

The following charts illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of the Notes to $1,000. The hypothetical total returns set forth below reflect the Upside Participation Rate of 200.00% and the Maximum Return of 35.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset and the Reference Currency?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of the Notes to $1,000. The hypothetical total returns set forth below reflect the Upside Participation Rate of 200.00% and the Maximum Return on the Notes of 35.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Average Composite Return -1	Hypothetical Total Return on the Notes
1.000	35.00%
0.800	35.00%
0.700	35.00%
0.600	35.00%
0.500	35.00%
0.400	35.00%
0.300	35.00%
0.200	35.00%
0.175	35.00%
0.100	20.00%
0.050	10.00%
0.025	5.00%
0.010	2.00%
0.000	0.00%
-0.010	-1.00%
-0.050	-5.00%
-0.100	-10.00%
-0.200	-20.00%
-0.300	-30.00%
-0.400	-40.00%
-0.500	-50.00%
-0.600	-60.00%
-0.700	-70.00%
-0.800	-80.00%
-0.900	-90.00%
-1.000	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1:

	First Valuation Date	Second Valuation Date	Third Valuation Date	Fourth Valuation Date	Final Valuation Date
Reference Asset Return	1.200	1.000	1.000	1.100	1.200
Currency Return	1.300	1.200	1.250	1.200	1.100
Composite Return	1.560	1.200	1.250	1.320	1.320
Average Composite Return					1.330

Because the Average Composite Return is greater than one, the Payment at Maturity is calculated as follows:

Payment at Maturity = $1,000 + ($1000 x (Average Composite Return – 1) × Upside Participation Rate), subject to the Maximum Return

 = $1,000 + ($1000 x 0.330 × 200.00%), subject to the Maximum Return

 = $1,000 + ($1000 x Maximum Return)

 = $1,000 + ($1000 x 35.00%)

 = $1,350.00

Because the hypothetical Average Composite Return of 1.33 minus one and multiplied by the Upside Participation Rate of 200.00% exceeds the Maximum Return of 35.00%, the investor receives a Payment at Maturity of $1,350.00 per $1,000 Principal Amount of the Notes, the maximum payment on the Notes.

Example 2:

	First Valuation Date	Second Valuation Date	Third Valuation Date	Fourth Valuation Date	Final Valuation Date
Reference Asset Return	1.000	1.100	0.900	1.200	1.100
Currency Return	0.900	0.800	1.000	1.100	1.000
Composite Return	0.900	0.880	0.900	1.320	1.100
Average Composite Return					1.020

Because the Average Composite Return is greater than one, the Payment at Maturity is calculated as follows:

Payment at Maturity = $1,000 + ($1000 x (Average Composite Return – 1) × Upside Leverage Factor), subject to the Maximum Return

 = $1,000 + ($1000 x 0.020 × 200.00%), subject to the Maximum Return

 = $1,000 + ($1000 x 0.040)

 = $1,040.00

Because the hypothetical Average Composite Return of 1.02 minus one multiplied by the Upside Participation Rate of 200.00% does not exceed the Maximum Return of 35.00%, the investor receives a Payment at Maturity of $1,040.00 per $1,000 Principal Amount of the Notes.

Example 3:

	First Valuation Date	Second Valuation Date	Third Valuation Date	Fourth Valuation Date	Final Valuation Date
Reference Asset Return	1.050	1.100	1.050	1.100	1.150
Currency Return	0.800	0.800	1.000	0.900	0.770
Composite Return	0.840	0.880	1.050	0.990	0.886
Average Composite Return					0.929

Because the Average Composite Return is less than one, the Payment at Maturity is calculated as follows:

Payment at Maturity = $1,000 + ($1000 x (Average Composite Return - 1))

 = $1,000 + ($1000 x -0.071)

 = $929

Because the hypothetical Average Composite Return of 0.929 minus one is less than zero, the investor receives a Payment at Maturity of $929.00 per $1,000 Principal Amount of the Notes. This example shows that even though the level of the Reference Asset has increased over the term of the Notes, if such increase is offset by a decrease in the value of the Reference Currency relative to the U.S. Dollar, you may lose some or all of your investment.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity for enhanced returns at maturity by multiplying a positive amount by which the Average Composite Return exceeds one by the Upside Participation Rate of 200.00%, up to the Maximum Return on the Notes of 35.00%, or a maximum Payment at Maturity of $1,350.00 for every $1,000 Principal Amount of the Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	Full Participation Any Average Composite Return of Less than one — Payment at maturity of the Principal Amount of the Notes is fully exposed to any Average Composite Return of less than one. If the Average Composite Return is less than one, you will lose 1.00% of the Principal Amount for every 1.00% that the Average Composite Return is less than one. If the Average Composite Return is zero, you will lose your entire investment.

•	RETURN BASED ON THE HANG SENG® CHINA ENTERPRISES INDEX AND THE DELIVERABLE CHINESE RENMINBI RELATIVE TO THE U.S. DOLLAR – The return on the Notes is linked to the Hang Seng® China Enterprises Index and the Deliverable Chinese Renminbi relative to the U.S. Dollar (the number U.S. Dollars per one Deliverable Chinese Renminbi). The Hang Seng® China Enterprises Index is a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the Hong Kong Stock Exchange. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. For additional information about the Reference Asset, see the information set forth under “The Hang Seng® China Enterprises Index” in the accompanying Equity Index Underlying Supplement.

•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset as adjusted for the Reference Currency. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset as adjusted for the Reference Currency. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

The IRS may assert that all or a portion of any gain or loss with respect to the Notes should be treated as exchange gain or loss that is taxable as ordinary income or loss for U.S. federal income tax purposes.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

For a further discussion of the U.S. federal income tax consequences related to the Notes, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset or the Reference Currency. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and the Reference Currency and will depend on whether, and the extent to which, the Average Composite Return is greater than or less than one. Your investment will be exposed on a 1-to-1 basis on any Average Composite Return that is less than one. You may lose up to 100.00% of your investment.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Average Composite Return is greater than one, for each $1,000 Principal Amount of the Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 35.00% of the Principal Amount, regardless of the appreciation in the Reference Asset and Reference Currency, which may be significantly greater than the Maximum Return. You will not receive a return on the Notes greater than the Maximum Return.

•	THE METHOD OF CALCULATING THE AVERAGE COMPOSITE RETURN MAY MAGNIFY ANY DEPRECIATION OF THE REFERENCE ASSET OR THE REFERENCE CURRENCY — Because the Average Composite Return is calculated by multiplying the Reference Asset Return by the Currency Return, any negative performance of the Reference Asset and the Reference Currency will be magnified, which will adversely affect your Payment at Maturity. For example, if the Reference Asset Return and the Currency Return were each 50.00%, the Payment at Maturity would be $250 per $1,000 Principal Amount of the Notes, which is less than would be the case if, for example, the Average Composite Return were calculated by reference to the average of the Reference Asset Return and the Currency Return.

•	THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE REFERENCE ASSET AND THE REFERENCE CURRENCY — Changes in the Reference Asset and the Reference Currency during the term of the Notes other than on the Valuation Dates may not be reflected in the calculation of the Payment at Maturity. The Reference Asset Return and the Currency Return will be calculated based only on the level of the Reference Asset or the Spot Rate of the Reference Currency, as applicable, on the Valuation Dates. As a result, the Average Composite Return may be less than one even if the Reference Asset and the Reference Currency had moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the Valuation Dates.

•	CHANGES IN THE LEVEL OF THE REFERENCE ASSET AND THE SPOT RATE OF THE REFERENCE CURRENCY MAY OFFSET EACH OTHER – Movements in the level of the Reference Asset and movements in the Spot Rate of the Reference Currency may not correlate with each other. At a time when the level of the Reference Asset increases, the value of the Reference Currency against the U.S. Dollar may not appreciate as much or may weaken. Therefore, in calculating the Average Composite Return, any increase in the level of the Reference Asset may be moderated, or more than offset, by decreases in the value of the Reference Currency relative to the U.S. Dollar. Similarly, any increase in the value of the Reference Currency against the U.S. Dollar may be moderated, or more than offset, by decreases in the level of the Reference Asset.

•	CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the value of the Reference Currency on a Valuation Date, and therefore, the value of your Notes.

•	LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Reference Currency and, consequently, the value of the Notes.

•	IF THE LIQUIDITY OF THE REFERENCE CURRENCY IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on a Valuation Date would likely have an adverse effect on the Final Spot Rate for the Reference Currency, and therefore, on the return of your Notes. Limited liquidity relating to the Reference Currency may also result in HSBC USA Inc. or one of its affiliates, as Calculation Agent, being unable to determine the Currency Return using its normal means. The resulting discretion by the Calculation Agent in determining the Currency Return could, in turn, result in potential conflicts of interest.

•	WE HAVE NO CONTROL OVER THE EXCHANGE RATE BETWEEN THE REFERENCE CURRENCY AND THE U.S. DOLLAR — Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. Dollar and to each other. However, from time to time, governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the Notes which are affected by the exchange rate between the Reference Currency and the U.S. Dollar.

•	THE NOTES ARE EXPOSED TO AN EMERGING MARKETS CURRENCY AND THEREFORE EXPOSE YOU TO SIGNIFICANT NON-DIVERSIFIED CURRENCY RISK — An investment in the Notes is subject to risk of significant adverse fluctuations in the performance of an emerging market currency, the Deliverable Chinese Renminbi, relative to the U.S. Dollar. As an emerging markets currency, the Deliverable Chinese Renminbi is subject to an increased risk of significant adverse fluctuations in value. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the Notes.

The USDCNH has historically been somewhat similar to the U.S. Dollar exchange rate for Chinese Renminbi deliverable onshore in the People’s Republic of China (the “USDCNY”), and will to a certain extent tend to track the level of the USDCNY. The USDCNY is managed by the Chinese government, and may be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions. From 1994 to 2005, the Chinese government used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allowed the USDCNY to float within a very narrow band around the central exchange rate published daily by the People’s Bank. In July 2005, the People’s Bank revalued the Renminbi by 2% and announced that in the future it would set the value of the Renminbi with reference to a basket of currencies rather than solely with reference to the U.S. Dollar. In addition, the People’s Bank announced that the reference basket of currencies used to set the value of the Renminbi would be based on a daily poll of onshore market dealers and other undisclosed factors. Movements in the USDCNY within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies.

To the extent that management of the Renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the USDCNY could result in significant movement in the value of the USDCNH. The People’s Republic of China may regulate the USDCNH, or the delivery of Renminbi in Hong Kong, in a manner that is adverse to your interest in the Notes. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including capital control measures and economic and political developments in other countries.

•	THE NOTES ARE LINKED TO THE USDCNH EXCHANGE RATE, AND NOT THE USDCNY EXCHANGE RATE — CNH represents the Deliverable Chinese Renminbi, as traded and delivered in the Hong Kong market. The USDCNH exchange rate has at times differed, and may continue to differ, from the USDCNY exchange rate. Accordingly, the return on the Notes may be less than the potential returns on a note with similar terms linked to the USDCNY exchange rate. In addition, historical information about the USDCNH exchange rate is only available since August 23, 2010; accordingly, less information about its performance is available to help enable you to make your investment decision, as compared to the USDCNY exchange rate. CNH has historically not been as liquid as CNY, and if that illiquidity continues, or if the USDCNH exchange rate does not continue to serve as a benchmark for the performance of the Deliverable Chinese Renminbi, your return on the Notes may be adversely affected.

•	THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Reference Currency is the currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Reference Currency, and, consequently, the return on the Notes.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the Notes. The relative values of the U.S. Dollar and the Reference Currency are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States and China between each country and its major trading partners; and

•	the extent of governmental surplus or deficit in the United States and China.

Each of these factors, among others, are sensitive to the monetary, fiscal and trade policies pursued by the United States, China, and those of other countries important to international trade and finance.

•	Risks Associated with Foreign Securities Markets — Because stocks or companies included in the Reference Asset are publicly traded in Hong Kong and are denominated in a currency other than U.S. Dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	SUITABILITY OF THE NOTES FOR INVESTMENT – You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset or the Spot Rate of the Reference Currency.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset, the Spot Rate of the Reference Currency and the value of the Notes.

•	The Notes are Not Insured or guaranteed by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET AND THE REFERENCE CURRENCY SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE REFERENCE asset AND THE REFERENCE CURRENCY DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset or the Spot Rate of the Reference Currency will rise or fall. The Reference Asset and the Reference Currency will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset or the Reference Currency in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of currencies. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Asset Return, Currency Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Asset Return, Currency Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Valuation Dates and the Maturity Date will be postponed, which may adversely affect the return on your Notes. For example, if the source for an exchange rate is not available on a Valuation Date, the Calculation Agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset and the Spot Rate of the Reference Currency on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset and the Reference Currency;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities underlying the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset, the Reference Currency or markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset and the Reference Currency

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the securities comprising the Reference Asset. All disclosures contained in this pricing supplement regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Reference Asset that is contained in this pricing supplement. You should make your own investigation into the Reference Asset and the Reference Currency.

The Hang Seng China Enterprises Index®

The HSCEI is a free float-adjusted market capitalization weighted index. Launched on August 8, 1994, the HSCEI seeks to track the performance of H-share companies listed on the Stock Exchange of Hong Kong Ltd. H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese enterprises (“H-share companies”). The HSCEI had a base value of 1,000 at launch, but was re-based as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001.

For more information about the HSCEI, see “The Hang Seng® China Enterprises Index” beginning on page S-27 of the accompanying Equity Index Underlying Supplement.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing levels from March 28, 2008 through March 28, 2013. The closing level for the Reference Asset on March 28, 2013 was 10,896.22. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level on the Valuation Dates. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the Reference Asset

Source: Bloomberg Professional® service

Historical Performance of the Reference Currency

The following graph sets forth the historical performance of the Reference Currency based on exchange rates of the Reference Currency relative to the U.S. Dollar from August 23, 2010 through March 28, 2013. The USDCNH exchange rate on March 28, 2013 was 6.208. We obtained the exchange rates below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The exchange rates displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Reference Currency Return.

The historical exchange rates should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Valuation Dates. We cannot give you assurance that the performance of the Reference Currency will result in the return of any of your initial investment. The closing exchange rates in the graph below were the rates reported by the Bloomberg Professional® service and may not be indicative of the Reference Currency performance using the Spot Rates of the Reference Currency that would be derived from the applicable Reuters page that will be used to calculate the Currency Return.

Historical Performance of the Reference Currency

Source: Bloomberg Professional® service

Spot Rate

The Spot Rate for the Deliverable Chinese Renminbi will be the U.S. Dollar/Deliverable Chinese Renminbi exchange rate determined by Reuters, expressed as the number of Deliverable Chinese Renminbi per one U.S. Dollar, for settlement on the same day, as reported on Reuters page “HSBCFIX01”, or any successor page, at 2:00 p.m., Hong Kong time, on the date of calculation. The Spot Rate is subject to the provisions set forth under “Market Disruption Events” in this pricing supplement. The Spot Rate shall be calculated to the fourth or fifth decimal place, as reported on the applicable Reuters page.

Currency Disruption Events

If the Spot Rate is unavailable on any Valuation Date for any reason, the Spot Rate will be determined by the Calculation Agent in a commercially reasonable manner in its sole discretion.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement. In that case, the five business days preceding the date of acceleration will be used as the Valuation Dates, with the last such business day being the Final Valuation Date, for purposes of determining the accelerated Average Composite Return (including the Official Closing Level of the Reference Asset). If a Market Disruption Event exists with respect to the Reference Asset on any of the accelerated Valuation Dates, then the accelerated Valuation Dates will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Valuation Dates, as described in the Equity Index Underlying Supplement in “Additional Terms of the Notes — Valuation Dates — For Notes Where the Reference Asset is a Single Index”). The accelerated Maturity Date will then be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. The accelerated Maturity Date will then be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, acting as placement agent, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee that will not exceed $10 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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